Exhibit 10.1

RCF Waiver

EXECUTION COPY

LIMITED WAIVER AGREEMENT

This LIMITED WAIVER AGREEMENT, dated as of March 1, 2016 (this “Agreement”), is entered into among the undersigned in connection with the Credit Agreement, dated as of October 6, 2011 (as amended, supplemented or otherwise modified, the “Credit Agreement”; together with all related loan documents, the “Loan Documents”), by and among Ultra Resources, Inc., as borrower (the “Borrower” or “Ultra Resources”), JPMorgan Chase Bank N.A., as administrative agent (the “Agent”), the lenders from time to time party thereto (the “Lenders”), among others. Capitalized terms used but not defined herein shall have the meanings given such terms in the Credit Agreement.

WHEREAS, Events of Default exist or may occur during the Forbearance Period (as defined below) under (i) Section 7(b) of the Credit Agreement as a result of the Borrower’s failure to make interest payments due during the Forbearance Period, (ii) Section 7(d) of the Credit Agreement as a result of the Borrower’s failure to comply with the Consolidated Leverage Ratio covenant for the fiscal year ended December 31, 2015 and the fiscal quarter ended March 31, 2016, as required by Section 6.09(a) of the Credit Agreement, (iii) Section 7(d) of the Credit Agreement as a result of the Borrower’s failure to comply with the Present Value to Funded Indebtedness Ratio covenant for the fiscal year ended December 31, 2015 and the fiscal quarter ended March 31, 2016, as required by Section 6.09(b) of the Credit Agreement, (iv) Section 7(e) of the Credit Agreement as a result of the Borrower’s failure to deliver financial statements without a going concern qualification with respect to the fiscal year ended December 31, 2015, as required by Section 5.01(a) of the Credit Agreement, (v) Section 7(g) as a result of the Borrower’s failure to make timely payments or provide adequate assurance of performance under Rockies Express’s Rate Schedule FTS Service Agreement No. 553082 or the General Terms and Conditions of Rockies Express’s FERC Gas Tariff, (vi) Section 7(f) of the Credit Agreement as a result of the Borrower’s failure to make principal and/or interest payments in respect of the OpCo Notes (as defined below) and (vii) Section 7(c) as a result of any misrepresentation as to the absence of Defaults or Events of Default made by the Borrower prior to the date hereof as a result of any of the foregoing clauses (i) through (vi) (clauses (i) through (vii) collectively, the “Specified Defaults”);

WHEREAS, Obligations owing under the Credit Agreement are guaranteed by Ultra Petroleum Corporation (the “Parent”) under that certain Guaranty Agreement, dated as of October 6, 2011, by and among the Parent, the Agent and the Lenders (the “Parent Guaranty”), and UP Energy Corporation (the “Intermediate Parent”; together with Parent, the “Guarantors”) under that certain Guaranty Agreement, dated as of October 6, 2011, by and among the Intermediate Parent, the Agent and the Lenders (the “UP Guaranty,” together with the Parent Guaranty, the “Guaranties”);

WHEREAS, the Borrower has issued and sold notes pursuant to (i) the Master Note Purchase Agreement, dated as of March 6, 2008, (ii) the First Supplement to Master Note Purchase Agreement, dated as of March 5, 2009, (iii) the Second Supplement to Master Note Purchase Agreement, dated as of January 28, 2010 and (iv) the Third Supplement to Master Note Purchase Agreement, dated as of October 12, 2010 (each an “OpCo Note” and collectively, the “OpCo Notes”; the documents governing the same, the “OpCo Documents”). Holders of outstanding OpCo Notes are referred to as the “OpCo Noteholders”;

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WHEREAS, the Parent has issued and sold notes pursuant to (i) the Indenture, dated as of December 12, 2013, and (ii) the Indenture, dated as of September 18, 2014 (each a “HoldCo Bond” and collectively, the “HoldCo Bonds”; the documents governing the same, the “HoldCo Documents”). Holders of outstanding HoldCo Bonds are referred to as the “HoldCo Bondholders”;

WHEREAS, the Borrower now requests that the Agent and the Lenders enter into this Agreement to waive, for a limited period of time, the Specified Defaults, and the Agent and the Lenders are willing to agree to such waiver, on and subject to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual provisions and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Definitions and Interpretation. The rules of interpretation set forth in Section 1.03 to the Credit Agreement shall apply to this Agreement.

2.            Acknowledgment of Specified Defaults and Rights and Remedies. Each of the Borrower and the Guarantors acknowledges, confirms and agrees that the Specified Defaults have occurred or may occur, and as a result thereof, the Agent and the Lenders have the right, other than during the Forbearance Period (as defined below), to exercise all such rights and remedies against the Borrower and the Guarantors as are respectively available to them under the Credit Agreement and the other Loan Documents and under applicable law, all without notice, except for such notice as may be expressly provided for in the Loan Documents or required by applicable law.

3.            Acknowledgments. Each of the Borrower and the Guarantors hereby acknowledges that, as of the Effective Date (as defined below), the Borrower is indebted to the Lenders in an aggregate amount equal to the principal amount outstanding under the Credit Agreement in the amount of $999,000,000.00 (the “Principal Amount Outstanding”), plus accrued but unpaid interest, and costs and expenses associated with any Loan incurred by any Lender, including, without limitation, professional fees incurred by the Agent, all without offset, counterclaims or defenses of any kind.

4.            Limited Waivers; Reservation of Rights. Except as expressly provided herein, the Agent and the Lenders have not waived, are not by this Agreement waiving, and have no intention of waiving, any Defaults or Events of Default which may be continuing on the date hereof or any Defaults or Events of Default which may occur after the date hereof.

5.            Limited Forbearance Period; Forbearance Termination.

(a)          At the Borrower’s request and in reliance upon the representations, warranties and covenants of the Borrower contained in this Agreement, and subject to the terms and conditions of this Agreement, the Agent and the Lenders hereby agree to waive, solely during the Forbearance Period, the Specified Defaults.

(b)          For the purposes of this Agreement, the “Forbearance Period” means the period commencing on the Effective Date (as defined below) and terminating on the earlier to occur of (i) April 30, 2016, and (ii) the date on which any one or more of the following events has occurred and is continuing (hereinafter referred to as an “Forbearance Termination Event”):

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(i)          The occurrence of a Default or Event of Default (other than a Specified Default);

(ii)         The Borrower or the Guarantors shall default in the performance of its obligations under the terms of this Agreement;

(iii)        Any payment shall be made by the Borrower or any of its Affiliates in respect of the OpCo Notes or the HoldCo Bonds (other than payments for the reimbursement of reasonable professional fees and expenses to the legal and financial advisors of the ad hoc committees of OpCo Noteholders and HoldCo Bondholders), or the Borrower or any of its Affiliates shall acquire any such indebtedness from the holders thereof;

(iv)        The Borrower or any of its Affiliates shall grant any collateral, guarantees or any other credit support in respect of the OpCo Notes or the HoldCo Bonds;

(v)          The Borrower or any of its Affiliates shall purchase, exchange or tender for any of the OpCo Notes or the Holdco Bonds;

(vi)        There shall be any amendment or other modification to any of the OpCo Documents or any of the HoldCo Documents; provided, however, that the foregoing shall not include any such amendment or other modification that is limited to a waiver or forbearance entered into by the Borrower or the Guarantors in respect of a default or event of default or potential default or event of default thereunder;

(vii)       The Borrower shall make any payment of dividends or other distributions on the Borrower’s capital stock or any payment of Indebtedness or other obligations owing to the Guarantors or any of their Subsidiaries (other than the Borrower and its Subsidiaries);

(viii)      The Borrower or any of its Affiliates shall make any loans or advances to the Guarantors or any of their Subsidiaries (other than the Borrower and its Subsidiaries);

(ix)         The Borrower or any of its Affiliates shall sell lease or transfer any property or assets to the Guarantors or any of their Subsidiaries (other than the Borrower and its Subsidiaries);

(x)          There shall occur a termination or similar event under the OpCo Noteholder Forbearance (as defined below);

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(xi)         OpCo Noteholders representing 51% or more of the aggregate principal amount of the OpCo Notes, or 51% or more of the principal amount of any series of OpCo Notes that has a right to accelerate (after giving effect to OpCo Noteholder Forbearance), shall accelerate the obligations owing in respect of such Notes or otherwise take any action (including, without limitation, commencing any proceeding) in respect of their remedies to enforce payment rights or other obligations of the Borrower or the Guarantors under the Notes; or

(xii)        Any holders of HoldCo Bonds shall accelerate the obligations owing in respect of such Notes or otherwise take any action (including, without limitation, commencing any proceeding) in respect of their remedies to enforce payment rights or other obligations of Parent or its Subsidiaries under the HoldCo Bonds.

The actions referred to in this clause (b) shall be deemed to have occurred regardless of whether such actions are taken directly or indirectly.

(c)          From and after the date on which the Forbearance Period expires or is terminated following a Forbearance Termination Event, whichever occurs first and without any notice thereof to or from any Person (said date is hereinafter referred to as the “Forbearance Termination Date”), (i) any interest payment amounts that came due under Section 7(b) of the Credit Agreement but that remain unpaid shall be immediately due and payable, and (ii) the Agent’s and the Lenders’ agreement hereunder to waive the Specified Defaults during the Forbearance Period shall automatically and without further notice or action terminate and be of no further force and effect, and the Agent and the Lenders shall have the immediate and unconditional right, in their discretion (subject to applicable provisions of the Credit Agreement, the other Loan Documents and applicable law), to exercise any or all of their respective rights and remedies under the Credit Agreement, the other Loan Documents and applicable law with respect to the Specified Defaults and any other Event of Default which may have occurred and be continuing on such date. Except as expressly set forth herein, the Agent and the Lenders have not waived any of such rights or remedies, and nothing in this Agreement, nor any delay on the Agent’s and the Lenders’ part after the Forbearance Termination Date in exercising any such rights or remedies, can be construed as a waiver of any of such rights or remedies. No acceleration of the Loans and other Obligations shall relieve or discharge the Borrower of its respective duties, covenants and obligations under the Credit Agreement and the other Loan Documents to which it is a party until all Obligations have been indefeasibly paid and satisfied in full in immediately available funds.

6.            Forbearance Interest Rate: During the Forbearance Period, the Loans shall accrue interest at the contract rate otherwise applicable to such Loan, except that unpaid interest that came due and payable during the Forbearance Period shall accrue interest at the rate applicable thereto plus 2%.

7.            Conditions Precedent to Effectiveness. The effectiveness of this Agreement is subject to the receipt by the Agent of each of the following or evidence of the satisfaction of each of the following conditions (the date of such satisfaction, the “Effective Date”), as applicable:

(a)          Counterparts of this Agreement duly executed by the Borrower, the Guarantors and the Lenders;

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(b)          A forbearance agreement, which shall be effective and fully executed by Borrower and OpCo Noteholders representing not less than 51% of the aggregate principal amount of the OpCo Notes, and not less than 51% of the principal amount of each series of OpCo Notes (the “OpCo Noteholder Forbearance”), which agreement shall be in form and substance satisfactory to the Agent and the Lenders;

(c)          The Borrower shall have funded advance payment retainers for Mayer Brown LLP and RPA Advisors, each in the amount of $100,000.00, which advance payment retainers shall be held by each firm, respectively, to pay, or otherwise reimburse, for legal and financial advisory fees and expenses which may be incurred by the Agent (which funds shall be applied when and in the amount directed by the Agent against statements for fees and/or other charges at the sole discretion of the Agent); and

(d)          The Borrower shall have paid all reasonable and documented fees, costs and expenses incurred by the Agent in connection with this Agreement and any transactions contemplated hereby, including any and all outstanding professional fees and expenses of the Agent, as set forth in statements delivered to the Borrower at least one day prior to the Effective Date.

8.            Forbearance Fee. The Borrower shall pay the Agent, for the pro rata account of the Lenders, a forbearance fee in an aggregate amount equal to 0.10% of the Principal Amount Outstanding, which fee shall be earned in full and vested on the Effective Date but payable in cash on the Forbearance Termination Date.

9.            Costs and Expenses. The Borrower shall pay all actual, reasonable and documented out-of-pocket fees, costs and expenses of the Agent’s professionals within two (2) Business Days of presentment of invoices (which shall occur as frequently as on a weekly basis).

10.          Affirmative Covenants. The Borrower covenants and agrees with the Agent that:

(a)          The Borrower shall, and shall cause its advisors to, participate in update calls or in-person meetings, in each case at the reasonable request of the Agent, to discuss the operations and financial results of the Borrower and the Guarantors;

(b)          The Borrower shall deliver written notice to the Agent and the Lenders of any notice of any material lien, or other correspondence threatening the filing of any material lien, upon any property of the Borrower, the Guarantors or any of their Subsidiaries promptly upon receipt thereof but in no event later than two (2) Business Days after such party has knowledge thereof;

(c)          The Borrower shall permit the Agent, the Lenders and their advisors to visit and inspect its properties (including their books and records, accounts receivable and inventory, facilities and other business assets) during normal office hours and upon reasonable advance notice;

(d)          The Borrower will maintain substantially all cash held by it or any Subsidiary at one or more accounts in the name of the Borrower maintained at a bank that, based upon the Borrower’s reasonable knowledge, does not hold any OpCo Notes or Holdco Bonds (and which accounts shall be identified in a letter to the Agent’s counsel to be delivered on the date hereof), and shall only utilize such cash in the ordinary course of business (including, for the avoidance of doubt, payment of the fees and disbursements of the restructuring professionals retained by the Borrower, the OpCo Noteholders and the HoldCo Bondholders; and

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(e)          The Borrower shall, or shall cause its advisors to, deliver to the Agent and the Lenders the following reporting items:

(i)          On or before March 4, 2016, and on or before every other Thursday thereafter, a 13-week rolling cash flow forecast that shall detail all sources and uses of cash on a weekly basis and shall describe in reasonable detail any variances from the prior two-week period;

(ii)         On or before March 4, 2016, (i) a detailed analysis of outstanding accounts payable that have resulted or, to the best knowledge of Borrower, are likely to result in Liens in each case securing an amount in excess of $500,000 on the Oil and Gas Properties of the Borrower and its Subsidiaries (a “Material Lien”), in each case, in form and substance reasonably satisfactory to the Administrative Agent and (ii) the Borrower’s 2016 business and operational plan (as approved by the Borrower’s board of directors);

(iii)        Promptly but, in any event, within two Business Days after the Borrower, the Guarantors or any Subsidiary has knowledge thereof, written notice of any notice of a Material Lien, or other correspondence threatening the filing of any Material Lien; and

(iv)        Simultaneously with the delivery to any of the OpCo Noteholders, copies of any and all financial reports or other materials delivered pursuant to the terms of the OpCo Noteholder Forbearance.

11.          Release. In order to induce the Agent and the Lenders to enter into this Agreement, each of the Borrower and the Guarantors, on behalf of themselves and their respective Related Parties (collectively, the “Releasing Parties”), acknowledges and agrees that: (a) none of the Releasing Parties has any claim or cause of action against the Agent or any of the Lenders or any of their respective Related Parties (collectively, the “Released Parties”) relating to or arising out of the Credit Agreement, the Loan Documents or any agreement entered into in connection therewith; (b) to the actual (and not constructive or imputed) knowledge of any officer of the Guarantors or the Borrower, none of the Releasing Parties has any offset right, counterclaim or defense of any kind against any of their respective obligations, Indebtedness or liabilities to the Agent or any of the Lenders; and (c) the Agent and each of the Lenders has heretofore properly performed and satisfied in a timely manner all of its obligations to the Borrower and its Subsidiaries under the Credit Agreement and the other Loan Documents to which it is a party. Each of the Guarantors and the Borrower wishes to eliminate any possibility that any past conditions, acts, omissions, events, circumstances or matters would impair or otherwise adversely affect any of the Agent’s or the Lenders’ rights, interests, contracts, or remedies under the Credit Agreement and the other Loan Documents, whether known or unknown, as applicable. Therefore, each of the Borrower and the Guarantors, on behalf of the Releasing Parties, unconditionally releases, waives and forever discharges (x) any and all liabilities, obligations, duties, promises or Indebtedness of any kind of the Agent and the Lenders to the Releasing Parties, except the obligations to be performed by any of them on or after the date hereof as expressly stated in the Credit Agreement and the other Loan Documents, and (y) all claims, offsets, causes of action, suits or defenses of any kind whatsoever (if any), whether arising at law or in equity, whether known or unknown, which the Releasing Parties might otherwise have against any of the Released Parties, in each case under clause (x) or clause (y), (A) whether known or unknown, on account of any past or presently existing condition, act, omission, event, contract, liability, obligation, Indebtedness, claim, cause of action, defense, circumstance or matter of any kind, (B) other than any such liabilities, obligations, claims, causes of action or suits resulting from the gross negligence or willful misconduct of the Agent or any Lender, as determined by a court of competent jurisdiction in a final non-appealable judgment and (C) relating to or arising out of the Credit Agreement, the Loan Documents or any agreement entered into in connection therewith. The Released Parties shall not be liable with respect to, and each of the Guarantors and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages relating to the Credit Agreement and the other Loan Documents or arising out of activities in connection herewith or therewith (whether before, on or after the date hereof).

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12.          Representations and Warranties of Borrower. Each of the Borrower and the Guarantors makes the following representations and warranties to the Agent and each Lender as of each of the date hereof and the Effective Date:

(a)          Each of the representations and warranties by the Borrower and the Guarantors set forth in the Credit Agreement, the Guarantees or in any other Loan Document are true and correct in all material respects, except to the extent that such representations and warranties specifically refer to an earlier date in which case they shall have been true and correct in all material respects as of such earlier date;

(b)          Other than the Specified Defaults, no Default or Event of Default has occurred and is continuing;

(c)          The execution, delivery and performance by the Borrower and the Guarantors of this Agreement and any other documents entered into in connection therewith are (i) within its power, (ii) have been duly authorized by all necessary limited liability company action, (iii) do not contravene any provision of its operating agreement, (iv) do not violate any law or regulation, or any order or decree of any court or Governmental Authority, (v) do not conflict with or result in a material breach or termination of, constitute a material default under or accelerate or permit the acceleration of any performance required by, the other Loan Documents or any material indenture, mortgage, deed of trust, lease, agreement or other instrument to which it is a party or by which it or any of its property is bound, (vi) do not result in the creation or imposition of any Lien upon any of its property and (vii) do not require any material consent or approval of any Governmental Authority or any other Person; and

(d)          each of this Agreement and any other documents entered into in connection therewith constitutes a legal, valid and binding obligation of the Borrower and the Guarantors enforceable against them in accordance with its terms, except to the extent limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally, and by general equitable principles (whether considered in a proceeding in equity or at law).

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13.          Acknowledgement. Each party hereto acknowledges that the terms of this Agreement shall not constitute a course of dealing among the parties hereto.

14.          Ratification and Release. Each of the Guarantors hereby acknowledges and reaffirms in all respects all of its respective obligations under the Guaranties giving effect to the foregoing provisions of this Agreement.

15.          Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Action. Receipt by telecopy or electronic copy of any executed signature page to this Agreement shall constitute effective delivery of such signature page.

16.          Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

17.          Governing Law; Jurisdiction; Notices. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (NOT INCLUDING SUCH STATE’S CONFLICTS OF LAWS PROVISION OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

18.          Waiver of Jury Trial. THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN OR AMONG THE AGENT, THE LENDERS AND THE BORROWER ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS RELATED HERETO.

19.          Loan Document. This Agreement shall be deemed to be a Loan Document for all purposes of the Credit Agreement and each other Loan Document.

20.          Section Titles. The Section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

[Signature Pages Follow]

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EXECUTION COPY

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

Ultra Resources, Inc.

By:	/s/ Michael D. Watford
Name: Michael D. Watford
Title: President and CEO

By:	/s/ Garland R. Shaw
Name: Garland R. Shaw
Title: Senior Vice President and CFO

ULTRA PETROLEUM CORP.

By:	/s/ Michael D. Watford
Name: Michael D. Watford
Title: President and CEO

By:	/s/ Garland R. Shaw
Name: Garland R. Shaw
Title: Senior Vice President and CFO

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UP ENERGY CORPORATION

By:	/s/ Michael D. Watford
Name: Michael D. Watford
Title: President and CEO

By:	/s/ Garland R. Shaw
Name: Garland R. Shaw
Title: Senior Vice President and CFO

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